Exhibit 99.77(o)

ITEM 77O - Transactions effected pursuant to Rule 10f-3

Fund Name	Security Name	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate
Voya Multi-Manager Emerging Markets Equity Fund	Ros Agro PLC-GDR April16 144A	4/28/2016	UBS Ltd.	JPMorgan